Ambassador Richard Lee Armitage
Nominated to CACI Board of Directors

Arlington, Va., October 20, 1999 -- CACI International Inc (NASDAQ: CACI) announced today that Ambassador Richard Lee Armitage has been nominated for election to CACI's Board of Directors. Ambassador Armitage offers the company an extensive and distinguished background in the Departments of State and Defense, as well as in the U.S. Congress, and significant experience in worldwide business and public policy endeavors. His selection complements the considerable experience of CACI's current board members, whose expertise spans multiple aspects of international, large-scale business, mergers and acquisition, and business development.

Currently President of the consulting firm of Armitage Associates L.C., Ambassador Armitage has most recently held a number of diplomatic posts in the Bush and Reagan administrations. This includes directing U.S. assistance to the new independent states of the former Soviet Union, acting as Presidential Special Negotiator on the Philippine military bases, and serving as Special Emissary to Jordan's King Hussein during the 1991 Gulf War. From 1983 to 1989, he was Assistant Secretary of Defense for International Security Affairs. In this role, he represented the Defense Department in developing politico-military relationships throughout the world, spearheading U.S. Pacific security policy and playing a leading role in America's Middle East security policies. Earlier positions also included acting as senior foreign policy advisor for the 1980 Reagan campaign and serving on the staff of Senator Robert Dole.

Ambassador Armitage is also a member of numerous boards and national committees, including the National Defense Panel, the Board of Directors of Roy F. Weston, Inc., and the Advisory Board of ManTech International Corporation. His past service includes membership on the Board of Directors of General Dynamics Electric Systems, Inc. and the Board of Visitors of the United States Naval Academy. He recently chaired the Honor Review Committee for the United States Naval Academy and serves on the Secretary of Defense's Defense Policy Board.

A 1967 graduate of the U.S. Naval Academy, Ambassador Armitage served three combat tours with the U.S. Navy in Vietnam. He has received numerous U.S. military decorations, as well as decorations from the governments of Thailand, South Korea, Bahrain, and Pakistan. He has been awarded the Presidential Citizens Medal and the Department of State Distinguished Honor Award, and is a four-time recipient of the Department of Defense Medal for Distinguished Public Service.

According to Ken Johnson, President of CACI, Inc., "Ambassador Armitage's history in consulting with the U.S. Department of Defense and senior Pentagon officials provides an extraordinary perspective in CACI's federal government and DoD business development plans."

Dr. J.P. (Jack) London, CACI Chairman and CEO, stated that "Ambassador Armitage brings a wealth of international knowledge and exceptional credentials to CACI's highly qualified Board of Directors. With more than 25 years of related professional, industry, and government experience, he will provide the Board -- and CACI as a company -- with valuable insight and expertise."

CACI's current Board of Directors is composed of senior-level executives with a broad range of high-caliber business experience. Besides Chairman London, members include:

Richard L. Leatherword -- an executive with operational experience in major publicly held corporations, and the former President and Chief Executive Officer of CSX Equipment Group.

Larry L. Pfirman -- a senior-level investor and businessman who is also the founder and past Chairman and Chief Executive Officer of Tara Lee Sportswear, Inc.

Dr. Warren R. Phillips -- a technology executive with experience in the intelligence community and international consulting, and currently Assistant Vice President and Chief Academic Officer at the University of Maryland.

Charles P. Revoile -- a senior-level executive, attorney, and legal counsel who served as CACI Senior Vice President and General Counsel before his retirement in 1992.

Dr. Glenn Ricart -- an information and telecommunications technology executive with experience in the Defense Department and major corporations, including serving as Chief Technology Officer for Novell, Inc.

Vincent L. Salvatori -- an executive with experience in the intelligence community and research and engineering, and the former Chairman, President, and Chief Executive Officer of QuesTech, Inc, which CACI acquired last year.

William B. Snyder -- an executive with experience in investor organizations and the financial and insurance communities, and the former Chairman and Chief Executive Officer of GEICO Corporation.

Richard P. Sullivan -- an executive with investment banking and mergers and acquisitions experience, and the current President and Chief Executive Officer of Cargill Detroit Corporation.

John M. Toups -- a technology executive who also brings significant experience in the investment banking industry, and the former Chairman, President, and Chief Executive Officer of PRC., Inc.

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and simulation products and providing information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,200 employees and operates out of more than 90 offices in the U.S. and Europe.

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For investor information contact: David Dragics Investor Relations Director (703) 841-7835 www.ddragics@caci.com	For other information contact: Jody Brown Public Relations Director (703) 841-7801 www.jbrown@caci.com